UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14D-9C

(RULE 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

MuleSoft, Inc.

(Name of Subject Company)

MuleSoft, Inc.

(Name of Persons Filing Statement)

Common Stock, par value $0.000025 per share

(Title of Class of Securities)

625207105

(CUSIP Number of Class of Securities)

Gregory Schott

Chairman and Chief Executive Officer

77 Geary Street, Suite 400

San Francisco, California 94108

(415) 229-2009

(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Michael Ringler

Denny Kwon

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

(415) 947-2099

Rezwan Pavri

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

(650) 493-6811

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 8.01 and 9.01 of the Current Report on Form 8-K filed by MuleSoft, Inc. on March 20, 2018 (including all exhibits attached thereto) is incorporated herein by reference.